                                   CHANGE IN CONTROL
                                          AND
                             SALARY CONTINUATION AGREEMENT

This Change in Control and Salary Continuation Agreement (this "Agreement") is made as of this 13th day of July, 1998, by and between Michael Villamor, a married man, (the "Executive") and Primadonna Resorts, Inc., a Nevada corporation (the "Company").

R E C I T A L S:

This Agreement is made with reference to the following facts and objectives:

A.  The Executive is an officer of the Company; and

B. The Company desires to provide for the financial security of its officers in the event of a Change In Control of the Company (as hereinafter defined).

A G R E E M E N T:

For and in consideration of the sum of $10.00, in hand paid, receipt of which is acknowledged, and for and in consideration of their respective covenants herein made, the parties agree as follows:

1. Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

 (a) "Beneficiary" shall mean any Person or Persons designated, from time to time, by the Executive pursuant to Section 5 on forms prescribed by the Company.

 (b) "Business Combination" shall mean a complete liquidation or dissolution of the Company or a merger, consolidation, or sale of all or substantially all of the Company's assets.

 (c) "Cause" shall mean the willful and continued failure of the Executive to perform his duties or the engaging by the Executive in illegal conduct, misconduct or gross negligence any of which is materially injurious to the Company.

 (d) A "Change In Control" shall mean: (i) any acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company, an employee benefit plan of the Company, the Primm Family, the Gary Primm Group, or a corporation controlled by either the Gary Primm Group or the Primm Family) of thirty percent (30%) or more of the Company's common stock or voting securities; (ii) a change in a majority of the Incumbent Board (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iii) consummation of a Business Combination other than a Business Combination in which all or substantially all of the stockholders of the Company receive fifty percent (50%) or more of the stock of the company resulting from the Business Combination or its parent entity, at least one-half (1/2) of the board of directors of the resulting corporation or its parent entity thereof were members of the Incumbent Board, and after which no Person owns fifteen percent (15%) or more of the voting stock of the resulting corporation or its parent entity, who did not own voting stock of at least that amount in a constituent corporation or its parent entity, immediately before the Business Combination.

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 (e) "Change In Control Period" shall mean the period from the date of this
Agreement until the third (3rd) anniversary of date of this Agreement, and unless terminated in writing by the Company sixty (60) days prior to the third
(3rd) anniversary of this Agreement, this Agreement shall automatically renew for one (1) additional three (3) year period.

 (f) "Compensation and Benefits" shall mean: (i) a monthly base salary equal to the highest monthly base salary paid to the Executive by the Company during the twenty-four (24) months immediately prior to the Effective Date; (ii) an annual bonus in cash equal to the average bonuses paid to the Executive during the twenty-four (24) month period immediately prior to the Effective Date; (iii) incentive, savings, welfare benefit, fringe benefit, medical, dental, vision, disability, and retirement plan participation at least equal to the most favorable coverage and options in effect for senior executives of the Company during the twelve (12) month period immediately prior to the Effective Date; and (iv) the obligations accrued at the Effective Date with respect to salary, bonuses, deferred compensation, vacation pay, death and disability benefits
(if any).

 (g) "Compensation Obligation" shall mean the absolute and unconditional obligation of the Company, its successors and assigns, to pay the Executive, the Beneficiary, or the Executive's estate, whichever the case may be, the Compensation and Benefits throughout the Protected Period in accordance with
Section 3 of this Agreement directly offset by any other severance or termination payments and benefits otherwise paid or payable to the Executive by the Company.

 (h) "Effective Date" shall mean the date upon which the obligations hereunder becomes effective, that is when a Change In Control occurs during the Change In Control Period.

 (I) "Gary Primm Group" shall mean Gary E. Primm, his spouse, issue, in-laws, guardian, executors, administrators, testamentary trustees, heirs, legatees or beneficiaries, or any entity or entities controlled by, or under the common control of, any one or more of the foregoing parties.

 (j) "Good Reason" shall mean the material diminution of responsibilities, assignment to inappropriate duties, failure of the Company to comply with Compensation and Benefits provisions, transfer more than fifty (50) miles, a purported termination of the Agreement by the Company other than in accordance with the Agreement.

 (k) "Incumbent Board" shall mean the current board of directors of the Company.

 (l) "Person" shall mean any legal entity, including but not limited to any individual, corporation, group or assemblage, partnership, limited partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, or trust.

 (m) "Primm Family" shall mean any one or more of the following: Gary E. Primm, Janet Primm Rosa, Judith Primm Clemetson, Joyce Primm Schweickert, Roger B. Primm and Gregory B. Primm, their respective spouses, issues, and in-laws, guardians, executors, administrators, testamentary trustees, heirs, legatees and beneficiaries, or any entity or entities controlled by, or under common control of, any one or more of the foregoing individuals.


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 (n) "Protected Period" shall mean the time period commencing on the date the
Change In Control occurs until the second (2nd) year anniversary of that date.

2. Rights and Obligations Upon A Change of Control. Upon the Effective Date, the following rights and obligations shall arise and become fully enforceable:

 (a) The Executive s employment with the Company may be terminated either by the Company without Cause, or by the Executive for Good Reason at anytime during the Protected Period by written notice to the other;

 (b) In the event of either such termination set forth in paragraph (a) above, the Executive's death, or the Executive's disability during the Protected Period, the Executive shall be entitled to the Compensation and Benefits during the Protected Period and the Compensation Obligation shall become due and payable by the Company in accordance with Section 3; and

 (c) If the Executive is employed by the Company at any time during the Protected Period, the Executive shall be entitled to receive, at a minimum, the Compensation and Benefits.

Nothing contained in this Agreement constitutes an employment commitment by the Company, affects the Executive s status as an employee at will who is subject to termination without cause, confers upon the Executive any right to remain employed by the Company or any subsidiary, interferes in any way with the right of the Company or of any subsidiary at any time to terminate the Executive s employment, or affects the Company s right to increase or decrease the Executive s compensation except for the Compensation and Benefits payable during the Protected Period. In the event the Executive s employment with the Company is terminated after a public announcement of an impending Change In Control, but before consummation of the Change In Control and absent a severance agreement between the parties which nullifies this Agreement, such termination shall be deemed to be in connection with, or in anticipation of the Change In Control. In such event, the Executive shall be entitled to the payment of the Compensation and Benefits in accordance with Section 3 less any amounts previously paid by the Company to the Employee in the form of severance or termination compensation (offset proportionally against the Compensation and Benefits over the remaining portion of the Protected Period).

3. Payment of Compensation and Benefits. Upon the Effective Date, Company shall pay, and continue to pay, the Compensation and Benefits to the Executive at the regular and customary intervals in effect prior to the Change in Control, throughout the Protected Period subject to customary federal and state withholding requirements. For each month the Executive remains employed by the Company during the Protected Period, the Compensation Obligation of the Company is correspondingly reduced. The payment of Compensation Obligation by the Company shall not preclude any rights the Executive may have under COBRA to elect continued health insurance at the Executive s cost and expense.

4. Spendthrift Provision. Prior to actual receipt by the Executive, the Beneficiary, or the Executive's estate, as the case may be, no right or benefit under this Agreement and without limitation, no interest in any payment hereunder shall be:

 (a) anticipated, assigned, or encumbered or subject to any creditor's claim or subject to execution, attachment or similar legal process; or


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 (b) applied on behalf of or subject to the debts, contracts, liabilities or torts of the Person entitled or who might become entitled to such benefits or subject to the claims of any creditor of any such Person.

5. Recipients of Payments and Designation of Beneficiary. Compensation and Benefits payable by Company pursuant this Agreement shall be made only to the Executive during the Protected Period, or, in the event of his death, to the Beneficiary designated by the Executive during the Protected Period on forms prescribed by the Company . If the Executive has not designated the Beneficiary, then the payments shall be made to the Executive's estate. The Company shall have no obligation to make payments to any Person not designated by the Executive as the Beneficiary, or the Executive's estate. If the Executive is married, the written consent of the Executive's spouse will be required to be delivered to the Company before such designation is binding on the Company. Furthermore, Company shall have no obligation to make any payments to the Beneficiary until and unless the Beneficiary has agreed in writing to be bound by the provisions of this Section 5. The Executive, the Executive's estate, or the Beneficiary, as the case may be, shall discharge, defend and hold the Company harmless from any liability for payments actually made to such Beneficiary or to the Executive's estate if no Beneficiary has been designated. The Executive may designate and, from time to time, change the Beneficiary only through a written, signed, and notarized designation by the Executive and, if married, by his spouse, which is delivered to the Company's corporate secretary, and disburse in accordance with such conditions and procedures as the Company may, from time to time, proscribe.

6. Elections. Whenever the Compensation and Benefits provide for any election exercisable by the Executive, the Beneficiary, or the Executive's estate, whichever the case may be, that election shall be made solely by the person or persons receiving payments pursuant to this Agreement at that time and shall be made in that Person's sole discretion and without regard to the effect of such decision on subsequent payment recipients. Such decision shall be final and binding on all subsequent recipients of payments.

7. Arbitration. Any and all disputes, controversies or claims arising under or in connection with this Agreement, including without limitation, the general validity or enforceability of this Agreement, shall be governed by the laws of the State of Nevada, without giving effect to its conflict of laws provisions and shall be submitted to binding arbitration before one arbitrator and in accordance with the voluntary labor arbitration rules of the American Arbitration Association conducted in Clark County, Nevada. All expenses of any arbitration shall be borne equally by the Company and the Executive.
All fees, including legal fees shall be borne by the party who incurred said fees. The award of the arbitrator shall be final and enforceable in the courts of Nevada. All costs of enforcement are to be borne by the losing party. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. The parties shall be entitle to avail themselves of all discovery procedures available in civil actions in the State of Nevada under the Nevada Rules of Civil Procedure. The parties have not agreed to arbitrate any dispute except for those disputes arising out of or relating to the construction, application or enforcement of this Agreement.
For example, and without limitation, the parties have not agreed to arbitrate wage-hour, workers' compensation, defamation, or public policy discharge claims, parties expressly reserve all rights and remedies available to them, at law in equity, to resolve any dispute which they have not expressly agreed in this Agreement to arbitrate.


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8. Modification.  This Agreement shall not be modified, amended, supplemented or extended except by written consent executed by both parties hereto, except as expressly provided herein to the contrary.

9. Assignment. In the event of a Change In Control, the successor in interest to the Company, or to the Company's operating businesses, shall expressly assume as guarantor of the obligations of the Company under this Agreement.
An assumption shall serve as a novation and release of the Company's obligations hereunder and the Company, its successors and assigns, shall have no further liability with respect to such obligations in such event. The Company shall not otherwise voluntarily subcontract or assign any of its rights, duties or obligations hereunder without first obtaining the Executive's written consent. The Executive shall not subcontract or assign any of his rights, duties or obligations hereunder under any circumstances other than upon his death, consistent with the terms hereof.

10. Notice. Notices or other communications required, permitted, or made necessary by the terms of this Agreement shall be given in writing to the respective representatives of the Company and the Executive. Written notices shall be personally delivered to the either party's representative, as appropriate or sent by the United States registered or certified mail, postage prepaid, return requested, addressed to the Company to its regular business mailing address and to the Executive, at the Executive's resident address, respectively set forth below. Notices sent by mail shall be deemed made, delivered and received on the date of the United States postmark thereon. Either party may change its address for notice by giving notice of such change to the other party in the manner specified in this section.

11. No Waiver. No waiver of any breach or default in any of the terms and provisions set forth herein shall be deemed to constitute or be construed as a waiver of the subsequent breach or default of the same, similar or dissimilar nature.

12. Choice of Law and Invalidity. The validity, construction, performance and effect of this Agreement shall be governed by the laws of the State of Nevada. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If any one or more provisions contained herein shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity or subject, said provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the then applicable law, it being the intent of the parties hereto to give the maximum permitted effect to the restrictions set forth herein.

13. Gender and Number. If necessary to give effect to the terms and provisions hereof, the masculine, feminine, and neuter gender and the singular and plural number shall each be deemed to included the other whenever the context so indicates.

14. Headings. Headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.



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15. Counterparts.  This Agreement may be executed in any number of counterparts, any of which may be constituted in this Agreement between the parties hereto.

16. Time. Time is of the essence for all obligations contemplated in this Agreement.

17. Sole Understanding. This Agreement contains and sets forth the entire understanding between the parties with respect to the subject matter hereof. All prior negotiations and agreements between the parties with respect to the intent and scope of this Agreement are mutually rescinded, replaced and superseded hereby.

18. Authority. The Company warrants and represents that it is a corporation duly organized and validly existing under the laws of the State of Nevada, has the corporate power and authority to enter into and execute this Agreement, has taken all necessary action with respect to this Agreement, and that the undersigned is authorized to execute this Agreement on behalf of the Company. The wife of the Executive, by her execution of this Agreement, agrees to be bound by all its terms and conditions as it affects any community property interest she may now or hereafter possess.

19. Inurement. Each covenant and condition in this Agreement shall be binding on, inure solely to the benefit of and enforceable by the parties to it, their respective heirs, legal representatives, successors and assigns. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to the Beneficiary or, if there are no such designee, to the Executive's estate.

20. Legal Representation and No Reliance. The Executive and the Company each represents and agrees to the other that each has had the opportunity to discuss all aspects of this Agreement hereof with their respective legal counsel and that each carefully read and understands the terms hereof and that each is voluntarily entering into this Agreement. Neither party is relying upon any representations or agreement of the party not otherwise contained in this Agreement in entering into this Agreement.

21. Neither Party is Drafter. The parties agree that neither party shall be deemed the drafter of this Agreement and that in the event this Agreement is ever construed by an arbitrator, a court of law or equity, such arbitrator or court shall not construe this Agreement or any provision against either party as drafter of this Agreement, the parties acknowledging that each of the parties hereto has contributed substantially and materially to the preparation hereof.

22. Term. The term of this Agreement shall be the Change In Control Period, as renewed pursuant to Section 1(e) and if a Change In Control occurs during the Change In Control Period, the Protected Period.

23. Confidential Information. The Executive agrees to hold for the benefit of the Company all confidential information concerning the Company obtained over the course of the Executive's employment strictly confidential and agrees not at anytime, without the Company s prior written consent, to disclose to any other person or business entities any trade secret as defined by Nevada law, proprietary or other confidential information concerning the Company as defined by the Company s policies, procedures, and practices, including, without limitation, the Company s customers, and its casino, hotel and marketing

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practices, procedures and management policies, development plans, mergers, acquisitions, sales of assets or stock, and labor relations which is not generally and already known to the public.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Company:
Primadonna Resorts, Inc.,
a Nevada corporation


By: ________________________________
      Its: _____________________________

whose regular office address is:
P.O. Box 95997
Las Vegas, Nevada 89193-5997

Executive:




____________________________________MICHAEL VILLAMOR

whose residence address is:
3003 Regency Hill
Henderson, Nevada 89014





























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A:\VILLAMOR.AGR
 August 7, 19986A:\VILLAMOR.AGR August 7, 1998